Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 6 to Registration Statement No. 333-165353 on Form N-2 of our report dated April 27, 2010, relating to the statement of assets and liabilities of Blackstone / GSO Senior Floating Rate Term Fund as of April 26, 2010 appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 25, 2010